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Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Cymer, Inc.


We consent to incorporation by reference in the registration statements (No. 333-16559, No. 333-67491 and No. 333-48242) on Form S-8 and in the registration statement (No. 333-39101) on Form S-3 of Cymer, Inc. of our report dated
January 30, 2001, except as to Note 13 which is as of February 13, 2001, relating to the consolidated balance sheet of Cymer, Inc. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 2000 annual report on Form 10-K of Cymer, Inc.



                                                    /s/ KPMG LLP

San Diego, California
March 27, 2001